Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933


                           NETSMART TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                  13-3680154
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
 incorporation or organization)

        146 Nassau Avenue, Islip, New York                          11751
     (Address of principal executive offices)                     (Zip Code)

                           NETSMART TECHNOLOGIES, INC.
                    2001 LONG-TERM INCENTIVE PLAN, AS AMENDED
                            (Full Title of the Plan)

                      James Conway, Chief Executive Officer
                           Netsmart Technologies, Inc.
                                146 Nassau Avenue
                              Islip, New York 11751
                     (Name and address of agent for service)

                                 (631) 968-2000
          (Telephone number, including area code, of agent for service)

                                    copy to:
                            Nancy D. Lieberman, Esq.
                   Kramer, Coleman, Wactlar & Lieberman, P.C.
                             100 Jericho Quadrangle
                             Jericho, New York 11753
                                 (516) 822-4820


                         CALCULATION OF REGISTRATION FEE

 Title of Each                   Proposed         Proposed
 Class of                        Minimum          Maximum           Amount of
 Securities        Amount to be  Offering Price   Aggregate         Registration
 To be Registered  Registered    Per Security(1)  Offering Price(1) Fee
 ----------------  ------------  ---------------  ----------------- ------------

 Common Stock,
 par value $.10     370,000 shs.    $14.72         $5,446,400          $440.61
 per share


(1) Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Company's Common Stock on the Nasdaq National Market on December 17, 2003.

                           NETSAMRT TECHNOLOGIES, INC.

                    SUMMARY OF 2001 LONG TERM INCENTIVE PLAN


        In December 4, 2001, the board of directors of Netsmart adopted, and on March 2, 2002, the stockholders approved, the 2001 Long-Term Incentive Plan, covering 180,000 shares of common stock. On October 11, 2002, the board of directors of Netsmart adopted, and on January 9, 2003 the stockholders approved, an amendment to the 2001 Long-Term Incentive Plan to increase the number of shares subject to the plan from 180,000 shares to 550,000 shares.

        The 2001 plan is to be administered by a committee of at least two non-employee directors appointed by the board. The compensation committee serves as the committee under the 2001 plan. Any member or alternate member of the committee is not eligible to receive options or stock under the 2001 plan except for the annual option grant, as described below. The committee has broad discretion in determining the persons to whom stock options or other awards are to be granted and the terms and conditions of the award, including the type of award, the exercise price and term and restrictions and forfeiture conditions. If no committee is appointed, the functions of the committee are performed by the board of directors.

        The amended 2001 plan, which expires on December 3, 2011 unless terminated earlier by the board of directors, gives the board of directors broad authority to modify the plan, and, in particular, to eliminate any provisions which are not required in order to meet the requirements of Rule 16b-3 of the Securities and Exchange Commission pursuant with the Securities Exchange Act of 1934, as amended.

        The compensation committee has the authority to grant the following types of awards under the 2001 plan: incentive or non-qualified stock options; stock appreciation rights; restricted stock; deferred stock; stock purchase rights and/or other stock-based awards. The 2001 plan is designed to provide us with broad discretion to grant incentive stock-based rights.

        If an option under the 2001 plan expires or terminates without being exercised in full or if shares awarded under the plan are forfeited or otherwise terminate without a payment being made to the participant in the form of stock, such shares will again be available for future issuance under the plan. The plan imposes no limit on the number of officers and other key employees to whom awards may be made.

        We may make awards under the 2001 plan to key employees, including officers and directors of Netsmart and our subsidiaries, and consultants and others who perform services for Netsmart and our subsidiaries. Except for the automatic grant to each non-employee directors of a non-qualified option to purchase 5,000 shares of common stock on April 1st of each year, commencing April 1, 2002, directors who are not employed by us or our subsidiaries or are not otherwise engaged by us are not eligible for options under the 2001 plan. If any non-employee director is first elected to the board after April 1st in any year, the director will receive the automatic grant on an option to purchase 5,000 shares of common stock on the date of his or her election.

        The options to non-employee directors pursuant to the annual grant or the grant to newly-elected non-employee directors have a term of five years from the date of grant and become exercisable as to all of the shares of common stock subject to the option six months from the date of grant, except that they become immediately exercisable if a change of control, as defined in the 2001 plan, should occur and terminate seven months after termination of service if such termination is other than as a result of his or her death or disability.

        Our reports and registration statements filed with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934 that are incorporated by reference herein and our latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, are


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

available upon written or oral request from our Secretary or Treasurer, at our offices at Netsmart Technologies, Inc, 146 Nassau Avenue, Islip, New York 11751. We do not intend to furnish any reports to participating employees as to the amount and status of their awards under the 2001 plan.

                         FEDERAL INCOME TAX CONSEQUENCES

        The following is a brief summary of the Federal income tax consequences as of the date hereof with respect to awards under the 2001 plan for participants who are both citizens and residents of the United States. This description of the Federal income tax consequences is based upon law and Treasury interpretations in effect on the date of this prospectus (including proposed and temporary regulations which may be changed when finalized), and it should be understood that this summary is not exhaustive, that the law may change and further that special rules may apply with respect to situations not specifically discussed herein, including federal employment taxes, foreign, state and local taxes and estate or inheritance taxes. As such, participants are urged to consult with their own qualified tax advisors. The 2001 plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Options or Stock Purchase Rights

Non-Qualified Options
---------------------

        No taxable income will be realized by the participant upon the grant of a non-qualified option.

      Exercise with Cash
      ------------------

        On exercise, the excess of the fair market value of the stock at the time of exercise over the option price of such stock will be compensation and
(i) will be taxable at ordinary income tax rates in the year of exercise, (ii) will be subject to withholding for Federal income tax purposes and (iii) generally will be an allowable income tax deduction to us. The participant's tax basis for stock acquired upon exercise of a non-qualified option will be equal to the option price paid for the stock, plus any amounts included in income as compensation.


      Exercise with Common Stock
      --------------------------

        If the participant pays the exercise price of an option in whole or in part with previously-owned shares of common stock, the participant's tax basis and holding period for the newly-acquired shares is determined as follows: As to a number of newly-acquired shares equal to the number of previously-owned shares used by the participant to pay the exercise price, no gain or loss will be recognized by the participant on the date of exercise and the participant's tax basis and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis, thereby deferring any gain inherent in the previously-owned shares. As to each remaining newly acquired share, the participant's tax basis will equal the fair market value of the share on the date of exercise and the participant's holding period will begin on the day after the exercise date. The participant's compensation income and our deduction will not be affected by whether the exercise price is paid in cash or in shares of common stock. Special rules, discussed below under "Incentive Stock Options - Disposition of Incentive Option Shares," will apply if a participant surrenders previously-owned shares acquired upon the exercise of an incentive option that have not satisfied certain holding period requirements in payment of any or all of the exercise price of a non-qualified option.


      Disposition of Option Shares
      ----------------------------

        When a sale of the acquired shares occurs, a participant will recognize capital gain or loss equal to the difference between the sales proceeds and the tax basis of the shares. Such gain or loss will be treated as capital gain or

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

loss if the shares are capital assets. The capital gain or loss will be long-term capital gain or loss treatment if the shares have been held for more than 12 months. There will be no tax consequences to us in connection with a sale of shares acquired under an option.

Incentive Stock Options
-----------------------

        The grant of an ISO will not result in any federal income tax to a participant.

      Exercise with Cash
      ------------------

        Upon the exercise of an incentive option, a participant normally will not recognize any income for federal income tax purposes. However, the excess of the fair market value of the shares transferred upon the exercise over the exercise price of such shares (the "spread") generally will constitute an adjustment to income for purposes of calculating the alternative minimum tax of the participant for the year in which the option is exercised and as a result of the exercise a participant's federal income tax liability may be increased.

      Exercise with Common Stock
      --------------------------

        If the holder of an incentive stock option pays the exercise price, in full or in part, with shares of previously acquired common stock, the exchange should not affect the incentive stock option tax treatment of the exercise. No gain or loss should be recognized on the exchange and the shares received by the participant, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period as the previously acquired shares. The participant will not, however, be able to utilize the old holding period for the purpose of satisfying the incentive stock option holding period requirements described below. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period, which commences as of the date the common stock is issued to the participant upon exercise of the incentive option. If an exercise is effected using shares previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

      Disposition of Incentive Option Shares
      --------------------------------------

        If the incentive option holder disposes of the stock acquired upon the exercise of an ISO (including the transfer of acquired stock in payment of the exercise price of another incentive stock option) either within two years from the date of grant or within one year from the date of exercise, the option holder will recognize ordinary income at the time of such disqualifying disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the incentive option is exercised or the amount realized on such disqualifying disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares were held prior to the disqualifying disposition. In the event of such disqualifying disposition, the incentive stock option alternative minimum tax treatment described above under " -- Exercise with Cash," may not apply (although, where the disqualifying disposition occurs subsequent to the year the incentive stock option is exercised, it may be necessary for the participant to amend his return to eliminate the tax preference item previously reported).

Our Deduction
-------------

        We are not entitled to a tax deduction upon either exercise of an incentive option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognized ordinary income in a disqualifying disposition.

Stock Appreciation Rights and Phantom Stock

        The grant of stock appreciation rights or phantom stock ordinarily will not result in any federal income tax to a participant. Upon the exercise of a stock appreciation or phantom stock right, a participant will recognize ordinary income in an amount equal to the cash or the fair market value of the stock, if any, received by the participant. At such time, we will be entitled to a tax deduction for the amount of income recognized by the participant.

Stock Grants

        A participant who receives a stock grant under the 2001 plan generally will be taxed at ordinary income rates on the fair market value of shares when they vest, if subject to vesting or other restrictions, or, otherwise, when received.

        However, a participant who, within 30 days after receiving such shares, makes an election under Section 83(b) of the Internal Revenue Code of 1986, will recognize ordinary income on the date of issuance of the stock equal to the fair market value of the shares on that date. If a Section 83(b) election is made, the holding period for the shares will commence on the day after the shares are received and no additional taxable income will be recognized by the participant at the time the shares vest. However, if shares subject to a Section 83(b) election are forfeited, no tax deduction is allowable to the participant for the forfeited shares. Taxes are required to be withheld from the participant at the time and on the amount of ordinary income recognized by the participant. We will be entitled to a deduction at the same time and in the same amount as the participant recognizes income.

        Dividends paid on shares still subject to restrictions are compensation income to the participant and compensation expense to us. If a Section 83(b) election is timely made by a participant, dividends paid on restricted shares will be dividend income to the participant.

               RESTRICTION ON REOFFERS OR RESALES OF COMMON STOCK
                             ACQUIRED UNDER THE PLAN

        Employees who receive shares of our common stock upon the exercise of options or the lapse of restricted periods may from time to time sell all or a part of such common stock. In some instances, there may be restrictions on the amount and manner of such sales by reason of pertinent provisions of the securities laws and the rules thereunder. ___ Participants should consult with legal counsel about the securities law implications of the exercise of options and the acquisition or disposition of shares of common stock received upon the exercise of options and the acquisition or disposition of shares received pursuant to other awards .

        Pursuant to Section 16(b) of the Exchange Act, if a participant, while an officer, director or holder of ten percent (10%) or more of our common stock,
(i) acquires any of our equity securities (other than shares of common stock acquired under another of our stock plans, if the grant is exempt from Section 16(b)), and (ii) within six months before or after such acquisition sells any of our equity securities, including common stock acquired upon the exercise of options or upon the lapse of restrictions, then the participant will be required to repay to us any profit attributable to the two transactions. This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
        ----------------------------------------

               The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) through (d), below:

(a) The Registrant's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002;
(b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2003 and the Quarterly Report on Form 10Q/A for the fiscal quarters ended March 31, 2003 and June 30, 2003;
(c) The Registrant's Reports on Form 8-K and 8-K/A filed on July 8, 2003, July 8, 2003 and September 2, 2003;
(d) The description of the class of securities to be offered which is contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934 (File No. 000-21177), including any amendment or report filed for the purpose of updating such description.

               All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.
        --------------------------

               Not applicable.

Item 5. Interests of Named Experts and Counsel.
        ---------------------------------------

               None.

Item 6. Indemnification of Directors and Officers.
        ------------------------------------------

               Under the provisions of the Certificate of Incorporation and By-Laws of Registrant, each person who is or was a director or officer of Registrant shall be indemnified by Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware.

               Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

               If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

               If unsuccessful in defense of a suit brought by or in the right of Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of his duty to Registrant, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to be indemnified for such expenses.

               The officers and directors of the Registrant are covered by officers' and directors' liability insurance. [The Registrant has entered into Indemnification Agreements with certain of its officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee.]

Item 7. Exemption from Registration Claimed.
        ------------------------------------

               Not applicable.

Item 8. Exhibits.
        ---------

        4.1    2001 Long-Term Incentive Plan, as amended

        5      Opinion and consent of Kramer, Coleman, Wactlar & Lieberman, P.C.

        23.1 Consent of Kramer, Coleman, Wactlar & Lieberman, P.C. - included in their opinion filed as Exhibit 5.

        23.2   Consent of Marcum & Kliegman LLP.

        23.3   Consent of Eisner LLP

        24     Powers of Attorney.


Item 9.        Undertakings.
               ------------

               (a)    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(l)
             (i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Islip, New York on the 18th day of December, 2003.

                                NETSMART TECHNOLOGIES, INC.

                                By:  /s/ James Conway
                                     -------------------------
                                     James L. Conway
                                     Chief Executive Officer and Director (Chief
                                     Executive Officer)


                                POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on December 18, 2003 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints James L. Conway with full power of substitution, his true and lawful attorney-in-fact and agent to do any and all acts and things in his name and on his behalf in his capacities indicated below which he may deem necessary or advisable to enable Netsmart Technologies, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for him in his name in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

/s/ James L. Conway                 Chief Executive Officer and
-------------------                 Director (Principal Executive Officer)
James L. Conway

/s/ Gerald O. Koop                  President and Director
-------------------
Gerald O. Koop

/s/ Anthony F. Grisanti             Chief Financial Officer, Treasurer
-------------------                 and Secretary (Principal Financial Officer)
Anthony F. Grisanti

/s/ John F. Phillips                Vice President and Director
-------------------
John F. Phillips

/s/ Joseph C. Sicinski              Director
-------------------
Joseph C. Sicinski

/s/ Edward D. Bright                Chairman of the Board and Director
------------------
Edward D. Bright

/s/ Francis J. Calcagno             Director
-------------------
Francis J. Calcagno

/s/ John S.T. Gallagher             Director
-------------------
John S.T. Gallagher

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                           NETSMART TECHNOLOGIES, INC.

                         Form S-8 Registration Statement



                           E X H I B I T   I N D E X


                                                         Page No. in Sequential
Exhibit                                                  Numbering of all Pages,
Number            Exhibit Description                    including Exhibit Pages
-------           -------------------                    -----------------------

4.1        2001 Long Term Incentive Plan, as amended

5          Opinion and Consent of Counsel...............

23.1       Consent of Counsel...........................      See Exhibit 5

23.2       Consent of Marcum & Kliegman LLP.............

23.3       Consent of Eisner LLP........................

24         Powers of Attorney...........................      See signature page


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